Replimune Inc
500 Unicorn Park Dr.
Woburn, MA 01801

PERSONAL & CONFIDENTIAL                                                                        March 25, 2024
Robert Coffin

RE:    Separation and Transition Agreement
Dear Rob:
This letter of agreement and general release (“Agreement”) confirms our agreement regarding your transition from employment with Replimune, Inc. (the “Company”) by mutual agreement, which is being treated as a termination by the Company without Cause (as such term is defined in the Employment Agreement by and between you and the Company dated November 2, 2021 (the “Employment Agreement”), to a consulting role. You and the Company (the “Parties” and each, a “Party”) agree to the following:
1.Introduction: Nature of this Agreement. The Parties recognize your essential role as Company founder, inventor of all Replimune products to date, the person who oversaw all research and development, and one of the two senior members of the leadership team since the Company’s founding in 2015. At the same time, the Parties agree to the transitioning of your role from employment and executive officer to consulting as Founder & Chief Scientist. This Agreement sets forth the terms of the termination of your employment as a Company executive officer, and includes a customary release and the terms of all payments to which you may be entitled from the Company, including under the Employment Agreement.
2.Employment Separation Date and Transition to Consulting. Your last day of employment with the Company will be March 31, 2024 (the “Last Day of Employment”) and you shall be eligible for the benefits set forth in Section 3 below. Effective as of the date hereof, you shall continue to be available to the Company to complete certain projects and transition your duties, as requested by the Chief Executive Officer of the Company (the “CEO”). You will continue to receive your current base salary and benefits through the Last Day of Employment. Additionally, you will receive any other amounts earned, accrued and owing but not yet paid through your Last Day of Employment, including any vested benefits accrued and due under any applicable benefit plans and programs of the Company, pursuant to the Employment Agreement, regardless of whether you execute or revoke this Agreement. You will also receive payment for approved expenses within 30 days after receipt of the expense report. Your employment and your participation in and eligibility for the Company’s employee benefit plans and programs will terminate on your Last Day of Employment. Except for consulting services, in accordance with the Consulting Agreement described below, effective as of the Last Day of Employment, you will automatically be deemed to resign from all Company-related positions, including as an officer of the Company and its parents, subsidiaries and affiliates, as applicable, and shall execute all documentation necessary to effectuate such resignation(s). You will

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remain a member of the Board of Directors of the Company (the “Board”) until the Company’s next annual meeting of shareholders slated for September 2024.
3.Consideration in Exchange for Release.
(a)Provided you timely execute and do not revoke this Agreement, you comply with your obligations under the Employment Agreement, attached hereto as Exhibit A, and effectively transition your responsibilities, as and to the extent necessary, through your Last Day of Employment: (i) you will be eligible to receive the severance payments and benefits set forth in Section 3(b) below and (ii) the Company will enter into the consulting agreement attached here as Exhibit B (the “Consulting Agreement”) with you, to be effective on April 1, 2024, and the Company will provide the compensation described therein upon performance of the services described therein.
(b)Provided you have timely executed and not revoked this Agreement and provided you timely execute and do not revoke the release attached as Exhibit C (“Second Release”) (which must be executed within 45 days of, and not before, the Last Day of Employment) and otherwise comply with their terms, you shall receive the following additional benefits:
(i)An amount equal to $596,440.00, which is 12 months of your current base salary, shall be paid to you in accordance with the following: (A) base salary amounts that would have been paid to you prior to March 15, 2025 if you had been employed by the Company during such time shall be paid in installments in accordance with the Company’s normal payroll practices, commencing within 60 days following the Last Day of Employment, provided that, any installments not paid between the Last Day of Employment and the date of the first payment will be paid with the first payment, and (B) base salary amounts that would have been paid to you between March 15, 2025 and March 31, 2025 if you had been employed by the Company during such time shall be paid to you in a lump sum on March 14, 2025.
(ii)The full amount of your Annual Bonus (as defined in the Employment Agreement) for the fiscal year ending March 31, 2024 in the amount of $238,576 (the “Annual Bonus Payment”), shall be paid to you. The Annual Bonus Payment will be paid when annual bonuses are paid to employees of the Company, not later than 60 days following the Last Day of Employment.
(iii)During the period beginning on the Last Day of Employment and ending on the earliest of (A) the date on which you first become covered by any other “group health plan” as described in Section 4980B(g)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), (B) September

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30, 2025, or (C) the date you cease to be eligible for continued coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for any reason (such period, the “Coverage Period”), if you timely elect to receive continued health coverage under the Company’s health plan pursuant to COBRA at a level of coverage at your level of coverage in effect on the Last Day of Employment, the Company will pay monthly COBRA premiums directly to the carrier(s) on your behalf. You agree to notify the Company within five days of your coverage under an alternative health plan upon becoming covered by such alternative plan, or your other ineligibility for continued coverage under COBRA upon becoming ineligible. The COBRA health care continuation coverage period under Section 4980B of the Code shall run concurrently with the Coverage Period.
4.Release.
(a)In consideration of the compensation and benefits set forth in Section 3(a) hereof, to the fullest extent permitted by law you waive, release, and forever discharge the Company and each of its past and current parents, subsidiaries, affiliates, and each of its and their respective past and current directors, officers, members, trustees, employees, representatives, agents, attorneys, employee benefit plans and such plans’ administrators, fiduciaries, trustees, recordkeepers and service providers, and each of its and their respective successors and assigns, each and all of them in their personal and representative capacities (collectively the “Company Releasees”) from any and all claims legally capable of being waived, agreements, causes of action, attorneys’ fees, costs, damages, or any right to any monetary recovery or any other personal relief, whether known or unknown, in law or in equity, by contract, tort, law of trust or pursuant to federal, state or local statute, regulation, ordinance or common law, which you now have, ever have had, or may hereafter have, whether known or unknown to you, arising at any time up to the date of your execution of this Agreement, arising out of or relating in any way to your employment with the Company or the termination thereof.
Without limiting the generality of the foregoing, this waiver, release, and discharge includes any claim or right, to the extent legally capable of being waived, based upon or arising under any federal, state or local fair employment practices or equal opportunity laws, including, but not limited to, the Age Discrimination in Employment Act (“ADEA”) (29 U.S.C. Section 621, et seq.), 42 U.S.C. Section 1981, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Employee Retirement Income Security Act (“ERISA”) (including, but not limited to, claims for breach of fiduciary duty under ERISA), the Americans With Disabilities Act, the Family and Medical Leave Act of 1993, the Massachusetts Fair Employment Practices Act, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Act, the Massachusetts Parental Leave Act, the Massachusetts Labor and Industries Act, the Massachusetts right of privacy law, the Massachusetts Wage Act (as further explained below), the Massachusetts

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Earned Sick Time law, the Massachusetts Equal Pay Act, the Massachusetts Paid Family and Medical Leave Law, and the Massachusetts Minimum Fair Wage Law, all as amended, as well as any claim or right under your Employment Agreement unless provided herein.
Massachusetts Wage Act Waiver. By signing this Agreement, you acknowledge that this waiver includes any claims against the Company Releasees under Mass. Gen. Laws ch. 149, § 148 et seq.,—the Massachusetts Wage Act. These claims include, but are not limited to, claims for failure to pay earned wages, failure to pay overtime, failure to pay earned commissions, failure to timely pay wages, failure to pay accrued vacation or holiday pay, failure to furnish appropriate pay stubs, improper wage deductions, and failure to provide proper check-cashing facilities.
(b)You acknowledge that you have not made any claims or allegations related to discrimination, harassment, sexual abuse or retaliation, and none of the payments set forth as consideration in this Agreement or the Second Release, are related to discrimination, harassment, sexual abuse or retaliation. In addition, nothing in this Agreement precludes you from discussing or disclosing information about unlawful acts in the workplace, such as harassment, discrimination, sexual assault or any other conduct that you have reason to believe is unlawful, including the amount or fact of any settlement relating to such acts.
(c)Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by you of, or prevents you from making or asserting: (i) any claim or right you may have under COBRA; (ii) any claim or right you may have for unemployment insurance or workers’ compensation benefits (other than for retaliation under workers’ compensation laws); (iii) any claim to vested benefits under the written terms of a qualified employee pension benefit plan; (iv) any claim for indemnity pursuant to Section 25 of the Employment Agreement, which is incorporated herein by reference; (v) any medical claim incurred during your employment that is payable under applicable medical plans or an employer-insured liability plan; (vi) any claim or right that may arise after the execution of this Agreement; (vii) any claim or right you may have under this Agreement; (viii) any claim or right you may have as a former officer of the Company under the Company’s D&O policy and any indemnification agreement with the Company to which you are a party; or (ix) any claim that is not otherwise able to be waived under applicable law.
(d)In addition, nothing herein shall prevent you from filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”) or similar federal or state fair employment practices agency or interfere with your ability to participate in any investigation or proceeding conducted by such agency; provided, however, that pursuant to Section 4(a) above, you are waiving any right to recover monetary damages or any other form of personal relief from the

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Company Releasees to the extent any such charge, complaint, investigation or proceeding asserts a claim subject to the release in Section 4(a) above. To the extent you receive any such personal or monetary relief in connection with any such charge, complaint, investigation or proceeding, the Company will be entitled to an offset for the payments made pursuant to Section 3(b) of this Agreement to the fullest extent permitted by law.
5.No Additional Entitlements. You agree and represent that other than as provided for in this Agreement, you have received all entitlements due from the Company relating to your employment with the Company or under your Employment Agreement, including but not limited to, all wages earned, including without limitation all commissions and bonuses, sick pay, vacation pay, overtime pay, and any paid and unpaid personal leave for which you were eligible and entitled, and that no other entitlements are due to you other than as set forth in this Agreement. Additionally, the Company agrees not to contest any claim for unemployment benefits you may file; provided, however, that the Company may respond to any inquiry from the unemployment compensation board to the extent you make any allegations of wrongdoing by the Company. Except as expressly provided for herein, your Employment Agreement with the Company is hereby terminated.
6.Protection of Confidential Information. Except as expressly permitted in Sections 4(b) and 8 of this Agreement or if otherwise required by law, you agree that you will not at any time, directly or indirectly, use or disclose any trade secret, confidential or proprietary information you have learned by reason of your employment with the Company and will continue to abide by your confidentiality obligations pursuant to Section 15 of your Employment Agreement.
7.Non-Disparagement. Except as expressly permitted in Sections 4(b) and 8 of this Agreement, you agree that you shall not at any time make any written or oral comments or statements of a defamatory or disparaging nature regarding the Company and/or the Company Releasees and you shall not take any action that would cause or contribute to their being held in disrepute. The Company agrees to direct its directors and officers not to at any time make any written or oral comments or statements of a defamatory or disparaging nature regarding you or take any action that would cause or contribute to you being held in disrepute. You and the Company agree to act reasonably and in good faith to prepare a mutually acceptable internal communication plan for employees and to prepare a mutually acceptable press release and 8-K SEC filing regarding your transition from employment to continued services as a consultant.
8.Reports to Government Entities. Nothing in this Agreement restricts or prohibits you from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency, from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation, or engaging in the conduct set forth in Section 4(b) of this Agreement. You do not need the prior authorization of the Company to engage in conduct protected by this Section, and you do not need to notify the Company that you have engaged in such

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conduct. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.
9.Non-Admission. It is understood and agreed that neither the execution of this Agreement nor the terms of this Agreement constitute an admission of liability to you by the Company or the Company Releasees, and such liability is expressly denied. It is further understood and agreed that no person shall use this Agreement, or the consideration paid pursuant thereto, as evidence of an admission of liability, in as much as such liability is expressly denied.
10.Cooperation. You agree that upon the Company’s reasonable notice to you, and a reasonable request, you shall cooperate with the Company and its counsel (including, if necessary, preparation for and appearance at depositions, hearings, trials or other proceedings) with regard to matters that relate to or arise out of matters you have knowledge about or have been involved with during your employment with the Company. In the event that such cooperation is required, you will be reimbursed for any reasonable travel expenses incurred in connection therewith. In the event cooperation is requested when you are no longer providing paid services under the Consulting Agreement, cooperation requiring your services or counsel (including, if necessary, preparation for and appearance at depositions, hearings, trials or other proceedings) will be compensated at $500 per hour.
11.Confidentiality of the Agreement. Except as permitted in Sections 4(b) and 8 of this Agreement, as may be required pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereof, to enforce the terms of this Agreement or if otherwise required by law, the Parties, including the Company, shall not disclose the terms of this Agreement, or the circumstances giving rise to this Agreement, to any person other than their respective attorneys, immediate family members, accountants, financial advisors or corporate employees who have a business need to know such terms in order to approve or implement such terms.
12.Restrictive Covenant Obligations.
(a)Subject to Section 8 of this Agreement, you reaffirm and agree that you remain bound by Sections 15(b) through (f), 16, and 17 of your Employment Agreement, which are incorporated herein by reference.
(b)Non-Competition. You agree that during the one-year period following the Last Day of Employment, you will not, without the express written consent of the Company’s Board of Directors, engage (directly or indirectly) in any Competitive Business in the Restricted Area. The term “Competitive Business” means (i) during the Initial Term (as defined in the Consulting Agreement), any activities or services conducted by any third party with respect to the research, development,

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marketing, manufacturing or sale of oncolytic immunotherapies that are similar to the activities or services you have performed (or gained Proprietary Information (as defined in the Employment Agreement) about) at any time during the last two years of your employment with the Company, and (ii) during the Final Term (as defined in the Consulting Agreement), any activities or services conducted by any third party with respect to the research, development, marketing, manufacturing or sale of HSV-based oncolytic immunotherapies that are similar to the activities or services you have performed (or gained Proprietary Information about) at any time during the last two years of your employment with the Company. The term “Restricted Area” means the United States of America, Canada and countries within Europe, in respect of which the Company or any of its Affiliates has material business operations as of the date on which your employment terminates and in which you have provided services or had a material presence or influence at any time during the last two years of your employment with the Company or its Affiliates. You agree that the benefits set forth in Section 3 of this Agreement are fair and reasonable consideration for your compliance with this Section 12(b). You understand and agree that, given the nature of the business of the Company and its Affiliates and your position with the Company, the foregoing Restricted Area is reasonable and appropriate, that by virtue of your position and scope of responsibilities, you provided services and had a material presence or influence within the Restricted Area, and that more limited geographical limitations on this non-competition covenant are therefore not appropriate. For purposes of this Agreement, the term “Affiliate” means the Company’s sole shareholder, any subsidiary of the Company or other entity under common control with the Company. Unless otherwise specified herein, terms defined in the Employment Agreement, as they are used in this Section 12(b), shall have the meanings set forth in the Employment Agreement.
13.Return of Company Property. By no later than the last day on which you provide consulting services under the Consulting Agreement, you must (i) send to Camilo Garcia by overnight FedEx or by hand all originals and copies of all documents and property of the Company or an affiliate that is in your possession or under your control or to which you may have access, (ii) deliver to Camilo Garcia all Company property, including keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, PDAs, pagers, fax machines, equipment, manuals, reports, files, books, compilations, work product, e-mail messages, recordings, disks, thumb drives or other removable information storage devices, hard drives, and data, and (iii) to the extent that you made use of your personal electronics (e.g., laptop, iPad, telephone, thumb drives, etc.) during your employment with the Company, delete all Company property and information from such personal devices; provided that you submit to the Company for approval a list of any Company-related items on your personal electronics that you believe you should be permitted to retain.
14.Acknowledgments. You hereby acknowledge that:

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(a)The Company advises you to consult with an attorney before signing this Agreement (including all Exhibits thereto);
(b)You have obtained independent legal advice from an attorney of your own choice with respect to this Agreement (including all Exhibits thereto), or you have knowingly and voluntarily chosen not to do so;
(c)You freely, voluntarily and knowingly entered into this Agreement and all Exhibits thereto after due consideration;
(d)You have had a minimum of forty-five (45) days to review and consider this Agreement (including all Exhibits thereto) (the “Consideration Period”);
(e)You and the Company agree that changes to the Company’s offer contained in this Agreement, whether material or immaterial, will not restart the Consideration Period provided for in Section 14(d) above;
(f)You have a right to revoke this Agreement, by notifying the undersigned representative in writing, via hand delivery, facsimile or electronic mail, within seven (7) business days of your execution of this Agreement;
(g)As required by federal law, you have received a listing (as Exhibit D hereto) of the ages and job titles of employees in the Decisional Unit, described in Exhibit D, who were selected for termination and eligible to receive severance pay and benefits in exchange for signing a release of claims, and the employees who were not selected for termination and not eligible to receive severance pay and benefits in exchange for signing a release of claims;
(h)In exchange for your waivers, releases and commitments set forth herein, including your waiver and release of all claims arising under the ADEA, the payments, benefits and other considerations that you are receiving pursuant to this Agreement exceed any payment, benefit or other thing of value to which you would otherwise be entitled, and are just and sufficient consideration for the waivers, releases and commitments set forth herein; and
(i)No promise or inducement has been offered to you, except as expressly set forth herein, and you are not relying upon any such promise or inducement in entering into this Agreement.
15.Medicare Disclaimer. You acknowledge that you are not a Medicare Beneficiary as of the time you enter into this Agreement. To the extent that you are a Medicare Beneficiary, you agree to contact a Company Human Resources Representative for further instruction.
16.Miscellaneous.
(a)Entire Agreement. This Agreement (including the Second Release), together with the expressly incorporated provisions of your Employment Agreement and the Consulting Agreement, sets forth the entire agreement between you and the Company and replaces any other oral or written agreement between you and the Company relating to the subject matter of this Agreement, including, without limitation, any prior offer letters and/or employment agreements, but not

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including the Replimune Group, Inc. 2018 Omnibus Incentive Compensation Plan, which remains in full force and effect.
(b)Governing Law. This Agreement shall be construed, performed, enforced and in all respects governed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of law thereof. Additionally, all disputes arising from or related to this Agreement shall be brought in a state or federal court situated in the Commonwealth of Massachusetts, Suffolk County, and the Parties hereby expressly consent to the jurisdiction of such courts for all purposes related to resolving such disputes.
(c)Severability. Should any provision of this Agreement be held to be void or unenforceable, the remaining provisions shall remain in full force and effect, to be read and construed as if the void or unenforceable provisions were originally deleted.
(d)Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state, and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. You shall bear all expense of, and be solely responsible for, the employee portion of all federal, state, and local taxes due with respect to any payment received under this Agreement.
(e)Legal Fees. The Company will pay directly to your attorney up to $15,000 of reasonable legal fees incurred in the review and negotiation of this Agreement and the Consulting Agreement, following submission of an appropriate invoice from the attorney.
(f)Section 409A. This Agreement is intended to comply with Section 409A of the Code, and its corresponding regulations, or an exemption thereto, and payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A of the Code, to the extent applicable. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Severance benefits under this Agreement are intended to be exempt from Section 409A of the Code under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” to the extent required under Section 409A of the Code. For purposes of Section 409A of the Code, each payment hereunder shall be treated as a separate payment, and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may you, directly or indirectly, designate the calendar year of a payment. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of your execution of this Agreement or

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the Second Release, directly or indirectly, result in your designating the calendar year of payment of any amounts of deferred compensation subject to Section 409A of the Code. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code. The Parties agree that this Agreement may be amended, as reasonably requested by either Party and as may be necessary to comply with Section 409A of the Code and all related rules and regulations as mutually agreed-upon by the Parties. The Parties intend that any such amendment will preserve the payments and benefits provided hereunder without additional cost to either Party, to the extent practicable.
(g)Amendments. This Agreement may not be modified or amended, except upon the express written consent of both you and the Company.
(h)Breach. You acknowledge that if you breach, in any material way, any of your commitments to the Company agreed upon in Sections 6, 7, 9, 10, 11, 12, or 13, the Company may cease payment of any severance benefits under Section 2 and require that you be subject to suit by the Company for damages and equitable relief relating to such breach and your Consulting Agreement will terminate; provided that if your breach is curable the Company shall provide you with prompt written notice and a reasonable opportunity to cure. If a court of competent jurisdiction determines that you materially breached your commitments to the Company agreed upon in Sections 6, 7, 9, 10, 11, 12, or 13 and such breach was not cured, the Company may require you to forfeit all or part of the severance benefits not yet paid to you and to repay all severance amounts previously paid to you. You further acknowledge that any material breach by you of Section 6, 7, 9, 10, 11, 12, or 13 will cause irreparable damage to the Company and that in the event of such breach, the Company shall have, in addition to any and all remedies at law, the right to an injunction, specific performance or other equitable relief from a court of competent jurisdiction to prevent and/or restrain such breach, without the necessity of posting a bond or undertaking.
(i)Waiver. A waiver by either Party hereto of a breach of any term or provision of the Agreement shall not be construed as a waiver of any subsequent breach.
(j)Counterparts. This Agreement may be executed in one or more counterparts, and be transmitted by facsimile or pdf, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.
(k)Assignment. In the event of a change of control, the Company will assign any surviving obligations in this Agreement to the appropriate entity to the extent permitted by law. This Agreement shall inure to the benefit of the Company and permitted successors and assigns. However, you may not assign this Agreement or any part hereof. Any purported assignment by you shall be null and void from the initial date of purported assignment.
(l)Effective Date. This Agreement will become effective and enforceable on the first day following the expiration of the seven (7) business day revocation period

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provided for in Section 14(f) above (the “Effective Date”). If you fail to return an executed original before the expiration of the Consideration Period (or otherwise revoke this Agreement pursuant to Section 14(f) above), this Agreement, including but not limited to the obligation of the Company to provide the compensation and benefits provided in Section 3 above, shall be deemed automatically null and void.

[Signature Page Follows]

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    If the above accurately states our agreement, including the separation, waiver and release, kindly sign below and return the original Agreement to me.

Sincerely,
Replimune, Inc.

    /s/ Philip Astley-Sparke
Name: Philip Astley-Sparke
Title: Chief Executive Officer
Date: March 25, 2024
UNDERSTOOD, AGREED TO AND ACCEPTED WITH THE INTENTION TO BE LEGALLY BOUND:
____/s/ Robert Coffin__________________________
Robert Coffin
Date: March 25, 2024
Signature Page to Separation and Release Agreement

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SECOND RELEASE
In consideration of the payments, benefits and other compensation and benefits provided by Replimune, Inc. (the “Company”) as set forth in the Separation and Transition Agreement dated March 25, 2024 (the “Transition Agreement”), which you acknowledge and agree is just and sufficient consideration for the waivers, releases and commitments set forth herein, by executing this agreement and release (“Second Release”) you hereby IRREVOCABLY AND UNCONDITIONALLY agree to WAIVE, RELEASE AND FOREVER DISCHARGE the Company Releasees (as defined in Section 4 of the Transition Agreement) from any and all claims legally capable of being waived, agreements, causes of action, attorneys’ fees, costs, damages, or any right to any monetary recovery or any other personal relief, whether known or unknown, in law or in equity, by contract, tort, law of trust or pursuant to federal, state or local statute, regulation, ordinance or common law, which you now have, ever have had, or may hereafter have, whether known or unknown to you, arising at any time up to the date of your execution of this Second Release, arising out of or relating in any way to your employment with the Company or the termination thereof.
Without limiting the generality of the foregoing, this waiver, release, and discharge includes any claim or right, to the extent legally capable of being waived, based upon or arising under any federal, state or local fair employment practices or equal opportunity laws, including, but not limited to, the Age Discrimination in Employment Act (“ADEA”) (29 U.S.C. Section 621, et seq.), 42 U.S.C. Section 1981, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Employee Retirement Income Security Act (“ERISA”) (including, but not limited to, claims for breach of fiduciary duty under ERISA), the Americans With Disabilities Act, the Family and Medical Leave Act of 1993, the Massachusetts Fair Employment Practices Act, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Act, the Massachusetts Parental Leave Act, the Massachusetts Labor and Industries Act, the Massachusetts right of privacy law, the Massachusetts Wage Act (as further explained below), the Massachusetts Earned Sick Time law, the Massachusetts Equal Pay Act, the Massachusetts Paid Family and Medical Leave Law, and the Massachusetts Minimum Fair Wage Law, all as amended, as well as any claim or right under your Employment Agreement unless as provided herein.
Massachusetts Wage Act Waiver. By signing this Second Release, you acknowledge that this waiver includes any claims against the Company Releasees under Mass. Gen. Laws ch. 149, § 148 et seq.,—the Massachusetts Wage Act. These claims include, but are not limited to, claims for failure to pay earned wages, failure to pay overtime, failure to pay earned commissions, failure to timely pay wages, failure to pay accrued vacation or holiday pay, failure to furnish appropriate pay stubs, improper wage deductions, and failure to provide proper check-cashing facilities.
Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by you of, or prevents you from making or asserting: (i) any claim or right you may have under COBRA; (ii) any claim or right you may have for unemployment insurance or workers’ compensation benefits (other than for retaliation under workers’ compensation laws); (iii) any claim to vested benefits under the written terms of a qualified employee pension benefit plan; (iv) any claim for indemnity pursuant to Section 25 of your Employment Agreement, which is incorporated herein by reference; (v) any medical claim incurred during your employment that is payable under applicable medical plans or an employer-insured liability plan; (vi) any claim or

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right that may arise after the execution of this Second Release; (vii) any claim or right you may have under this Second Release; (viii) any claim or right you may have as a former officer of the Company under the Company’s D&O policy and any indemnification agreement with the Company to which you are a party; (ix) any claim that is not otherwise able to be waived under applicable law; (x) any claim or right that may arise after your execution of this Second Release; or (xi) any claim or right you may have under this Second Release.
In addition, nothing in this Second Release shall prevent you from filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”) or similar federal or state fair employment practices agency or interfere with your ability to participate in any investigation or proceeding conducted by such agency; provided, however, that you understand and agree that, pursuant to the Transition Agreement (i) you are waiving any right to recover monetary damages or any other form of personal relief in connection with any such charge, action, investigation or proceeding; and (ii) to the extent you receive any such personal or monetary relief in connection with any such charge, complaint, investigation or proceeding, the Company will be entitled to an offset for the payments made pursuant to Section 3(b) of the Transition Agreement to the fullest extent permitted by law.
By signing this Second Release, you understand and acknowledge that you were advised of and afforded the opportunity to take advantage of each of the protections set forth in Section 14 of the Transition Agreement, including, but not limited to: (i) consultation with an attorney before signing this Second Release; (ii) at least forty-five (45) days in which to consider this Second Release; and (iii) at least seven (7) business days in which to revoke this Second Release after signature. You further acknowledge that you have received a listing (as Exhibit D attached to the Transition Agreement) of the ages and job titles of employees in the Decisional Unit, described in Exhibit D, who were selected for termination and eligible to receive severance pay and benefits in exchange for signing a release of claims, and the employees who were not selected for termination and not eligible to receive severance pay and benefits in exchange for signing a release of claims. You further acknowledge that you freely, voluntarily and knowingly entered into this Second Release after due consideration.

This Second Release incorporates by reference, as if set forth fully herein, all terms and conditions of the Transition Agreement between the Company and you, including the recitation of consideration provided by the Company. By signing this Second Release, you waive, release and forever discharge any and all claims that may have arisen through the date of your execution of this Second Release. It is not your intention to otherwise change, alter or amend any of the terms and conditions of the Transition Agreement, for which you received adequate consideration, and which Transition Agreement remains in full force and effect. You acknowledge and agree that you continue to be bound by the terms and conditions of the Transition Agreement.

This Second Release shall become effective on the first day following the expiration of the seven (7) business day revocation period described above, provided you have not exercised your right to revoke. You understand and agree that, should you fail to timely execute this Second Release, or if you timely execute but then revoke this Second Release, you shall not be eligible for and

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you shall not receive the severance benefits set forth in Section 3(b) of your Transition Agreement.

I UNDERSTAND AND ACKNOWLEDGE THAT I SHALL EXECUTE THIS SECOND RELEASE WITHIN 45 DAYS OF, AND NOT BEFORE, MY SEPARATION DATE WITH THE COMPANY.
            UNDERSTOOD, AGREED TO
                    AND ACCEPTED WITH THE
                    INTENTION TO BE LEGALLY BOUND:

Date: ____4/1/2024____________    ___/s/ Robert Coffin___________________
                    Robert Coffin

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